News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

(603) 893-9701

e-mail:  InvestorRelations@Standex.com

STANDEX STRENGTHENS MAGNETICS CAPABILITIES
WITH ACQUISITION OF HIGH-RELIABILITY MAGNETICS PROVIDER AGILE MAGNETICS

Broadens Standex Electronics’ Custom Magnetics Capabilities in High-Growth End Markets; Adds Valuable Manufacturing and Sales Base in Northeast

Expected EPS Accretion of $0.06-$0.08 in Fiscal 2019 and $0.11-$0.13 in Fiscal 2020, Excluding Purchase Accounting and Acquisition Costs

SALEM, NH – October 1, 2018 Standex International Corporation (NYSE:SXI) today announced that it has acquired the privately held New Hampshire-based Regional Mfg. Specialists, Inc. (d/b/a Agile Magnetics), a provider of high-reliability magnetics, for $39.0 million in an all-cash transaction. Privately held Agile Magnetics realized revenues of $17.2 million for the trailing twelve-month period ending August 31, 2018. The acquisition is expected to be accretive to earnings per share by $0.06 to $0.08 in fiscal year 2019 and $0.11 to $0.13 in fiscal year 2020, excluding one-time purchase accounting adjustments and transaction expenses. Agile Magnetics’ management team will be continuing with the Company.

“The addition of Agile Magnetics is an important step forward in building out the high reliability magnetics business of Standex Electronics,” said Standex Chief Executive Officer David Dunbar. “As a result of this combination, Standex Electronics broadens its exposure to several high-growth end-markets and adds a valuable manufacturing and sales base in the Northeast. Additionally, we see exciting opportunities to drive sales synergies by offering complementary products from Standex’s broader portfolio to Agile’s customer base. We have looked at many high reliability magnetics businesses and Agile’s deep expertise in custom engineered solutions and strong, collaborative customer relationships makes it an excellent fit for our organization. We welcome Agile’s management and team of approximately 80 employees to the Standex family.”

“The combination of Agile and Standex Electronics will provide expanded capabilities and improve our responsiveness to customer demands,” said Standex Electronics President John Meeks. “Our combined customer base will have access to a deeper bench of global engineering resources while providing the benefits and responsiveness of local manufacturing. We are excited to welcome Agile’s talented employees to Standex. Their expertise in high-reliability magnetics in the semiconductor, industrial, aerospace and defense markets will strengthen our ability to provide best-in-class service.”

“Joining a world-class leader like Standex provides a global presence, deeper pool of resources and the ability to improve our competitive position in a variety of markets,” said Agile’s CEO James Atwood. “Our new broader set of capabilities and technology offerings will enable us to form deeper partnerships, better meet our customers’ needs and optimize our supply chain.”

Founded in 1991, Agile Magnetics provides high-reliability magnetics including transformers, inductors and coils for mission critical applications for blue chip OEMs. Agile Magnetics serves semiconductor, military, aerospace, healthcare, industrial and commercial customers, and operates one manufacturing facility in New Hampshire.

About Standex

Standex International Corporation is a global, multi-industry manufacturer in five broad business segments: Food Service Equipment, Engraving, Engineering Technologies, Electronics, and Hydraulics. For additional information, visit the Company's website at http://standex.com/.

Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unforeseen legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically economic conditions in the oil and gas market, the impact of foreign exchange, increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations, successful completion and integration of acquisitions and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2018, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.